Exhibit 99.2

Elemé Medical Inc.

Financial Statements

Years Ended December 31, 2009, 2008 and 2007

Report of Independent Auditors

Board of Directors

Elemé Medical Inc.

We have audited the accompanying balance sheets of Elemé Medical Inc. (the Company) as of December 31, 2009 and 2008, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elemé Medical Inc. at December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Elemé Medical Inc. will continue as a going concern. As more fully described in Note 2, the Company has incurred operating losses and has negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 23, 2010

Elemé Medical Inc.

Balance Sheets

	December 31
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$2,725,176	$11,749,155
Accounts receivable, net of allowance for doubtful accounts of $7,500 in 2009 and $0 in 2008	571,872	362,861
Inventories	1,164,844	2,564,058
Prepaid expenses	228,774	574,840
Other current assets	77,661	109,477

Total current assets	4,768,327	15,360,391

Property and equipment:
Equipment, net of accumulated depreciation of $847,421 in 2009 and $563,356 in 2008	307,546	620,110

Intangible assets, net of accumulated amortization of $84,792 in 2009 and $29,792 in 2008	190,208	245,208

Other assets	49,798	108,320

Total assets	$5,315,879	$16,334,029

	December 31
	2009	2008
Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$402,880	$442,606
Accrued expenses	1,185,880	1,106,597
Current portion of deferred revenues	25,675	184,900
Current portion of deferred rent	12,391	10,040
Current portion of notes payable, net of discount of $82,548 in 2009 and $153,666 in 2008	2,678,484	2,401,477
Convertible notes payable	600,000	—
Other current liabilities	27,839	87,331

Total current liabilities	4,933,149	4,232,951

Notes payable, net of discount of $13,588 in 2009 and $96,136 in 2008	1,817,589	4,496,073
Deferred revenues	68,525	89,700
Deferred rent	14,743	27,134
Other long-term liabilities	157,199	160,402

Commitments and Contingencies (Note 13)

Stockholders’ (deficit) equity:
Series A convertible preferred stock, $.01 par value:
Authorized shares – 864,000
Issued and outstanding shares – 864,000 (liquidation value of $1.25 per share)	1,080,000	1,080,000
Series B convertible preferred stock, $.01 par value:
Authorized shares – 5,897,497
Issued and outstanding shares – 5,727,042 (liquidation value of $3.08 per share)	17,639,289	17,639,289
Series C convertible preferred stock, $.01 par value:
Authorized shares – 9,590,860
Issued and outstanding shares – 9,590,860 (liquidation value of $1.882 per share)	18,050,000	18,050,000
Common stock, $.01 par value:
Authorized shares – 31,000,000
Issued and outstanding shares – 5,045,809	50,458	50,458
Additional paid-in capital	4,593,502	3,716,348
Accumulated deficit	(43,088,575)	(33,208,326)

Total stockholders’ (deficit) equity	(1,675,326)	7,327,769

Total liabilities and stockholders’ (deficit) equity	$5,315,879	$16,334,029

See accompanying notes.

Elemé Medical Inc.

Statements of Operations

	Year Ended December 31
	2009	2008	2007
Net revenues	$4,558,820	$3,001,271	$—
Cost of revenues	3,055,603	1,733,337	—

Gross margin	1,503,217	1,267,934	—

Operating expenses:
Sales and marketing	3,953,863	7,168,035	2,326,666
Research and development	1,254,250	5,744,219	4,367,612
Regulatory and clinical affairs	824,565	1,767,000	1,149,961
General and administrative	4,666,157	3,882,210	3,413,171
Restructuring charges	30,990	218,185	—

	10,729,825	18,779,649	11,257,410

Loss from operations	(9,226,608)	(17,511,715)	(11,257,410)

Other income (expenses):
Interest income	7,478	190,778	452,961
Interest expense	(661,119)	(762,519)	(596,463)

	(653,641)	(571,741)	(143,502)

Net loss	$(9,880,249)	$(18,083,456)	$(11,400,912)

See accompanying notes.

Elemé Medical Inc.

Statements of Stockholders’ (Deficit) Equity

	Convertible Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
Balance at January 1, 2007	864,000	$1,428,724	4,755,531	$47,555	$1,729,918	$(4,072,789)	$(866,592)
Issuance of Series B	4,870,130	15,000,000					15,000,000
Reversal of accrued dividends on Series A convertible preferred stock		(348,831)				348,831	—
Conversion of Series B notes payable and accrued interest into Series B preferred stock	856,912	2,639,289					2,639,289
Exercise of options			142,500	1,425	234,075		235,500
Issuance of common stock with licensing agreement			147,778	1,478	205,411		206,889
Accretion of Series A convertible preferred stock to redemption value		107			(107)		—
Issuance of Series B preferred stock warrants with note payable					446,695		446,695
Stock compensation expense					437,525		437,525
Net loss						(11,400,912)	(11,400,912)

Balance at December 31, 2007	6,591,042	18,719,289	5,045,809	50,458	3,053,517	(15,124,870)	6,698,394
Issuance of Series C preferred stock	9,590,860	18,050,000					18,050,000
Stock compensation expense					662,831		662,831
Net loss						(18,083,456)	(18,083,456)

Balance at December 31, 2008	16,181,902		5,045,809	50,458	3,716,348	(33,208,326)	7,327,769
Stock compensation expense					877,154		877,154
Net loss						(9,880,249)	(9,880,249)

Balance at December 31, 2009	16,181,902	$36,769,289	5,045,809	$50,458	$4,593,502	$(43,088,575)	$(1,675,326)

See accompanying notes.

Elemé Medical Inc.

Statements of Cash Flows

	Year Ended December 31
	2009	2008	2007
Operating activities
Net loss	$(9,880,249)	$(18,083,456)	$(11,400,912)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	312,611	331,883	216,002
Amortization	267,188	279,850	40,739
Write-down of demonstration inventories	137,135	—	—
Stock compensation expense	877,154	662,831	644,414
Beneficial conversion feature on Series B notes payable	—	—	527,837
Loss on disposal of equipment	11,113	—	—
Changes in assets and liabilities:
Accounts receivable	(209,011)	(362,861)	—
Inventories	1,262,079	(2,564,058)	—
Prepaid expenses and other current assets	377,882	(233,612)	(404,501)
Other assets	—	—	(21,156)
Other current liabilities	(59,492)	71,561	15,770
Deferred revenues	(180,400)	274,600	—
Deferred rent	(10,040)	(12,547)	32,171
Accounts payable and accrued expenses	39,557	259,709	1,083,347
Other long-term liabilities	(3,203)	10,402	—

Net cash used in operating activities	(7,057,676)	(19,365,698)	(9,266,289)

Investing activities
Purchase of licensing technology	—	(275,000)	—
Purchase of equipment	(13,134)	(331,505)	(639,865)
Proceeds from sale of equipment	1,974	—	—

Net cash used in investing activities	(11,160)	(606,505)	(639,865)

Financing activities
Proceeds from issuance of notes payable	—	3,750,000	3,750,000
Proceeds from issuance of preferred stock	—	18,050,000	15,000,000
Proceeds from issuance of convertible notes payable	600,000	—	—
Payments on notes payable	(2,555,143)	(352,648)	—
Proceeds from exercise of common stock options and warrants	—	—	235,500

Net cash (used in) provided by financing activities	(1,955,143)	21,447,352	18,985,500

Net (decrease) increase in cash	(9,023,979)	1,475,149	9,079,346
Cash and cash equivalents at beginning of period	11,749,155	10,274,006	1,194,660

Cash and cash equivalents at end of period	$2,725,176	$11,749,155	$10,274,006

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$463,059	$466,446	5,467
Accrual of deferred financing charges	—	75,000	75,000
Conversion of series B notes payable and accrued interest into Series B preferred stock	—	—	2,111,452
Reversal of Series A convertible preferred stock dividends	—	—	(348,831)
Accretion of Series A convertible preferred stock to redemption value	—	—	107

See accompanying notes.

Elemé Medical Inc.

Notes to Financial Statements

December 31, 2009

1. Nature of Operations

Elemé Medical Inc. (the Company), is an emerging, privately-funded aesthetics company. In 2008, the Company launched its first two major products: SmoothShapes® with Photomology® technology, which is a CE Marked, FDA-cleared medical device for the temporary reduction in the appearance of cellulite, and SmoothLipo™, which is an FDA-cleared medical device for laser-assisted lipolysis.

2. Summary of Accounting Policies

Going Concern

The financial statements have been prepared assuming the Company will continue as a going concern, and accordingly, do not include any adjustments that may result from the outcome of this uncertainty.

As an entity in the early stages of product commercialization, the Company has incurred significant operating losses and has incurred negative cash flows from operations and, as a result, these conditions raise substantial doubt about the Company’s ability to continue as a going concern. To date, the Company has utilized its cash to commercialize its product lines, and to fund research, development, and marketing activities. The Company’s ability to continue as a going concern is dependent upon its ability to secure adequate financing until operating profitability is achieved. While there is no assurance that funding can be obtained, management believes that it has a marketable technology, an experienced team, and a committed investor group to continue to attract sufficient funding. The ultimate success of the Company will depend on continued market acceptance of its products.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of a checking account and a money market fund. The Company considers all highly liquid investments with maturities, when purchased, of three months or less to be cash equivalents. The Company evaluates the financial strength of institutions at which significant investments are made, and believes the related credit risk is limited to an acceptable level.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company’s cash equivalents consist principally of money market funds invested with an FDIC-insured financial institution. However, at times, the balances may exceed federally insured limits. Generally, the cash equivalents are available on demand and are subject to minimal market risk. Accounts receivable consists primarily of trade receivables from customers. For the periods presented, there were no customers that comprised more than 10% of accounts receivable. One customer accounted for 22% of the Company’s net sales for 2009. No customers comprised more than 10% of net sales for 2008 and 2007.

Allowance for Doubtful Accounts

The Company reduces gross trade accounts receivable by an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis, and all past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provisions for uncollectible accounts are recorded in general and administrative expenses.

Inventories

Inventories are stated at the lower of cost or market, determined on a first-in, first-out method. The Company regularly evaluates its inventory for potential excess and obsolete inventories based on forecasted demands, and records a provision for such amounts as necessary.

Inventories (continued)

The Company includes demonstration units within inventories. Demonstration units are stated at the lower of cost or market. Proceeds from the sale of demonstration units are recorded as revenue, and all costs incurred to refurbish the systems prior to sale, if any, are charged to cost of revenues.

The Company reduces the carrying value of its inventories for differences between cost and estimated net realizable value, taking into consideration usage in the preceding twelve months, expected demand, technological obsolescence, and other information, including the physical condition of demonstration inventories. The Company records a charge to cost of revenue for the amount required to reduce the carrying value of inventory to net realizable value.

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on property and equipment using the straight-line method over the following useful lives:

Years
Computer equipment and software	3
Tooling	1.5
Furniture	3
Other	1.5 – 5

Leasehold improvements are depreciated over the lesser of the assets’ estimated useful lives or the lease terms, principally five years.

Intangible Assets

In June 2008, the Company entered into a licensing agreement to license certain patent rights. The Company recorded $275,000, representing the fair value of the license based on the amount paid in upfront license fees, to intangible assets. Effective with the execution of this agreement, the Company is also required to pay royalties of 3% of all net sales of the licensed products. The licensing fees are being amortized using the straight-line method over an estimated useful life of five years. Total amortization expense amounted to $55,000 and $29,792 for 2009 and 2008, respectively, and is included in general and administrative expenses in the accompanying statements of operations. Amortization expense of $55,000, $55,000, $55,000, and $25,208 is estimated for 2010, 2011, 2012, and 2013, respectively.

Revenue Recognition and Deferred Revenue

The Company generates revenue from the sale of aesthetic treatment systems that are used by physicians and other practitioners to perform various non-invasive and minimally invasive aesthetic procedures. Product revenue is recognized when title and risk of ownership have been transferred provided the following:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred or services have been rendered,

•	The seller’s price to the buyer is fixed or determinable, and

•	Collectability is reasonably assured.

Transfer of title and risk of ownership occur when the product is shipped to the customer for its non-invasive device, and when the appropriate physician training has been conducted for its minimally invasive device. Revenue is recorded net of discounts. The Company defers, until earned, payments that it receives in advance of product shipment or performance of services.

Revenue from the sale of extended service contracts for products beyond their warranty term is recognized on a straight-line basis over the period of the applicable extended contract.

The Company sells to end-users inside of the United States and to distributors outside of the United States. The Company recognizes revenues upon shipment for sales to independent third-party distributors as the Company has no continuing obligations subsequent to shipment, other than replacement parts under warranty coverage. The distributors are responsible for all marketing, sales, and warranty services for the products. In addition, the distributors are obligated to pay the Company for the sale regardless of whether the distributors are able to resell the product.

When the Company enters into arrangements with multiple elements, which may include the sales of products together with service contracts and warranties, it allocates revenue based on each element’s fair value.

Shipping and Handling Costs

The Company records shipping and handling costs billed to its customers as a component of revenues, and the underlying expense as a component of cost of revenues.

Product Warranty Costs

The Company provides a two-year parts and labor warranty on its SmoothShapes devices and a one-year parts and labor warranty on its SmoothLipo devices. Distributor sales generally include a warranty on parts only. Estimated future costs for initial product warranties are provided for at the time of revenue recognition.

Advertising Costs

Advertising costs are expensed as incurred, and included in sales and marketing expenses. Advertising expense totaled approximately $54,000, $107,000 and $102,000 for the years ended December 31, 2009, 2008 and 2007, respectively.

Research and Development

Research and development costs are charged to expense as incurred.

Common Stock

The Company’s Restated Certificate of Incorporation, effective August 18, 2008, authorizes the Company to issue 31,000,000 shares of $.01 par value common stock. Common stockholders are entitled to dividends, if and when declared by the Board of Directors, subject to the rights of holders of all classes of stock outstanding having priority as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote.

Stock-Based Compensation

The Company accounts for stock-based compensation of stock options granted to employees, directors, and consultants by estimating the fair value of stock-based awards using the Black-Scholes option-pricing model, and amortizing the fair value of the stock-based awards granted over the applicable vesting period.

The Company’s 2007 Equity Incentive Plan, amended in 2008, allows for the granting of stock options and other equity interests. Options granted to employees generally vest over a four-year period, with a defined vesting schedule. Options issued to non-employee directors and consultants generally vest over a two-year period or during their period of service with the Company.

Options granted have a maximum term of ten years from the date of grant. As of December 31, 2009, a total of 3,764,603 stock options were outstanding, 142,500 stock options had been exercised, and 1,810,197 stock options were available for future grant under the Company’s 2007 Equity Incentive Plan.

The Company uses the Black-Scholes pricing model to calculate the fair value on the grant date of stock-based compensation for stock options granted. The fair value of stock options granted during the years ended December 31, 2009, 2008, and 2007 was calculated using the following estimated assumptions:

	2009	2008	2007
Expected term (years)	6.0 – 10.0	5.75 – 9.16	5.62 – 9.73
Volatility	68 – 87%	64 – 78%	68 – 83%
Risk-free interest rate	1.8 – 3.7%	2.16 – 3.24%	3.66 – 5.06%
Expected dividend yield	—	—	—
Forfeiture rate	10%	10%	10%

Expected term – The expected term of options granted represents the period of time for which the options are expected to be outstanding. For its plain vanilla stock options, the Company uses the simplified method of calculating the expected term in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 107. For those options that do not meet the definition of a plain vanilla stock option, the Company has calculated an expected term of six years, which it believes is a reasonable assumption to estimate this period of time.

Expected volatility – The expected volatility is a measure of the amount by which the Company’s stock price is expected to fluctuate during the expected term of options granted. The Company has calculated an expected volatility by averaging historical data from other companies in the aesthetics industry.

Risk-free interest rate – The risk-free interest rate is the implied yield available on U.S. Treasury zero-coupon issues with a remaining term equal to the option’s expected term on the grant date.

Expected dividend yield – The Company has never declared or paid any cash dividends on any of its common stock, and does not expect to do so in the foreseeable future. Accordingly, the Company uses an expected dividend yield of zero to calculate the grant date fair value of a stock option.

Forfeiture rate – Based on an analysis of historical data and future projections, the Company has calculated a 10% annual forfeiture rate, which it believes is a reasonable assumption to estimate forfeitures.

The Company recognizes compensation expense on a straight-line basis over the requisite service period based upon options that are ultimately expected to vest, and accordingly, such compensation expense is adjusted by an amount of estimated forfeitures.

The weighted-average per share fair value of stock options granted during the years ended December 31, 2009, 2008 and 2007 was $0.13, $0.47 and $0.82, respectively. Stock-based compensation expense increased the Company’s net loss by $877,154 in 2009, of which $38,551 was included in cost of revenues, $68,567 was included in sales and marketing expenses, $88,456 was included in research and development expenses, $52,720 was included in regulatory and clinical affairs expenses, and $628,860 was included in general and administrative expenses. Stock-based compensation expense increased the Company’s net loss by $662,831 in 2008, of which $19,183 was included in cost of revenue expenses, $86,550 was included in sales and marketing expenses, $78,693 was included in research and development expenses, $74,618 was included in regulatory and clinical affairs expenses, and $403,787 was included in general and administrative expenses. Stock-based compensation increased the Company’s net loss by $437,525 in 2007, of which $22,214 was included in sales and marketing expenses, $26,922 was included in research and development expenses, $55,039 was included in regulatory and clinical affairs expenses, and $333,350 was included in general and administrative expenses.

Income Taxes

Deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax carrying amounts of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

New Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) No. 2009-13 – Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (formerly EITF Issue No. 08-1). This standard modifies the revenue recognition guidance for arrangements that involve the delivery of multiple elements, such as product, software, services, or support, to a customer at different times as part of a single revenue generating transaction. This standard provides principles and application guidance to determine whether multiple deliverables exist, how the individual deliverables should be separated, and how to allocate the revenue in the arrangement among those separate deliverables. The standard also expands the disclosure requirements for multiple deliverable revenue arrangements. ASU No. 2009-13 is effective for fiscal years that begin on or after June 15, 2010. The Company is currently evaluating the impact, if any, that ASU No. 2009-13 may have on the Company’s financial statements.

In June 2009, the FASB approved its Accounting Standards Codification, (ASC or the Codification), as the single source of authoritative United States accounting and reporting standards applicable for all non-governmental entities, with the exception of the SEC and its staff. The Codification, which changes the referencing of financial standards, is effective for interim or annual financial periods ending after September 15, 2009. Therefore, starting in fiscal 2009, any references made to US generally accepted accounting principles (US GAAP) use the new Codification numbering system prescribed by the FASB. The Codification was not intended to change or alter existing US GAAP and, as a result, it did not have any impact on the Company’s financial statements.

In May 2009, the FASB issued authoritative guidance included in ASC Topic 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date, but before financial statements are issued or are available to be issued. Specifically, this guidance provides (i) the period after the balance sheet date during the management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This guidance is effectively for interim or annual periods ending after June 15, 2009, and is to be applied prospectively. The Company adopted this guidance as of December 31, 2009. The adoption of this guidance did not have a material effect on the Company’s financial statements.

In September 2006, the FASB issued guidance on fair value measurements. This guidance provides a common fair value hierarchy for companies to follow in determining fair value measurements in the preparation of financial statements, and expands disclosure requirements relating to how such fair value measurements were developed. The guidance clarifies the principle that fair value should be based on the assumptions that the marketplace would use when pricing an asset or liability, rather than company-specific data. This guidance is effective for fiscal years beginning after November 15, 2007.

However, on February 12, 2008, the FASB delayed the effective date of the fair value guidance for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. For items within its scope, the effective date was deferred to fiscal years beginning after November 15, 2008. The Company adopted the required elements of this guidance on January 1, 2008, and adopted the previously deferred elements on January 1, 2009. The adoption had no impact on the Company’s results of operations or financial position. See Note 3 for further details.

On July 13, 2006, the FASB issued guidance on accounting for the uncertainty in income taxes, which fundamentally changes the way that the Company is required to treat its uncertain tax positions for financial accounting purposes. This guidance prescribes rules regarding how the Company should recognize, measure, and disclose in its financial statements tax positions that were taken, or will be taken, on the Company’s tax return that are reflected in measuring current or deferred income tax assets and liabilities. This guidance was effective for certain non-public enterprises for fiscal years beginning after December 15, 2008. Accordingly, the Company adopted this guidance on January 1, 2009, and the adoption did not have an impact on its financial statements. See Note 7 for further details.

3. Fair Value Measurements

US GAAP establishes a framework for measuring fair value, and establishes disclosure requirements about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy prescribed under US GAAP contains three levels as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3	Unobservable inputs that are supported by little or no market activity, and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies, and similar techniques that use significant unobservable inputs.

Financial assets that are measured at fair value on a recurring basis (at least annually) have been segregated into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date. These assets, measured at fair value on a recurring basis, are summarized below:

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Assets
Cash and cash equivalents	$2,725,176	$—	$—	$2,725,176

Total	$2,725,176	$—	$—	$2,725,176

There are no liabilities measured at fair value at December 31, 2009.

4. Inventories

Inventories consist of the following as of December 31:

	2009	2008
Raw materials	$233,098	$458,093
Work in process	—	164,361
Demonstration units	465,939	1,130,216
Finished goods	465,807	811,388

	$1,164,844	$2,564,058

The Company reduces the carrying value of its demonstration units for differences between its cost and estimated net realizable value through a charge to cost of revenue that is based on a number of factors, including the age of the unit, the physical condition of the unit, and an assessment of technological obsolescence. Amounts recorded in cost of revenue related to the write-down of demonstration units to net realizable value were $137,135, $0 and $0 for the years ended December 31, 2009, 2008 and 2007, respectively.

5. Property and Equipment

Property and equipment consists of the following as of December 31:

	2009	2008
Tooling	$132,069	$132,069
Furniture	132,948	132,948
Computer equipment	229,800	236,725
Computer software	138,689	138,689
Leasehold improvements	123,066	123,066
Other	398,395	419,969

	1,154,967	1,183,466
Less: Accumulated depreciation	(847,421)	(563,356)

	$307,546	$620,110

Total depreciation expense amounted to $312,611, $331,883 and $216,002 for 2009, 2008 and 2007, respectively.

6. Accrued Expenses

Accrued expenses consist of the following as of December 31:

	2009	2008
Accrued employee compensation and benefits	$470,667	$172,047
Warranty accrual	245,423	161,159
Accrued professional services	188,383	127,862
Accrued commissions	101,879	24,998
Accrued consulting	42,301	194,825
Interest payable	31,887	46,015
Accrued royalties	25,896	3,774
Accrued restructuring charge	—	118,000
Accrued accounts payable	26,589	134,983
Other	52,855	122,934

	$1,185,880	$1,106,597

7. Income Taxes

Net deferred tax assets at December 31, 2009 and 2008 were approximately $15,365,000 and $11,887,000, respectively. Tax effects that give rise to the significant portions of the deferred tax assets result primarily from research and development costs, start-up expenses, and net operating loss carryforwards.

A valuation allowance for deferred tax assets of $15,365,000 and $11,887,000 has been recorded at December 31, 2009 and 2008, respectively, since it is more likely than not that some or all of the deferred tax assets will not be realized.

At December 31, 2009, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $16,686,000 and $6,049,000, respectively. These carryforwards are available to offset future taxable income. The federal carryforwards begin to expire in 2023, while the state carryforwards begin to expire in 2010, and will completely expire in 2029. The utilization of the Company’s tax attributes (net operating losses, tax credits, and deferred tax assets) may be subject to limitations under Internal Revenue Code Sections 382 and 383. The Company does not believe previous changes in ownership (as defined by Internal Revenue Code Sections 382 and 383) have resulted in a substantial limitation of any of its tax attributes. However, it is possible that future ownership changes could limit the utilization of these attributes. At December 31, 2009, the Company also has available federal and state research and development tax credit carryforwards of approximately $384,000, which begin to expire in 2023.

The Company files income tax returns in the U.S. federal jurisdiction, and various state jurisdictions. The Company has not been audited for federal or state purposes, and as a result of its carryforwards, all years are effectively open to adjustment.

As discussed in Note 2, the Company adopted the provisions of the guidance on accounting for uncertainty in income taxes. The adoption of this standard had no effect on the Company.

The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for federal and state income taxes. During the year ended December 31, 2009, the Company recognized no interest or penalties, and therefore, the Company has no accrual for the payment of interest and penalties at December 31, 2009.

8. Debt

During 2006, the Company issued Series B Convertible Promissory Notes (Series B Notes) totaling $2,000,000 to existing and new investors. The notes accrued interest on the principal amount outstanding at a rate of 6% per annum. The notes had a maturity date of May 15, 2007. The outstanding principal and interest on the Series B Notes was automatically converted into shares of Series B Convertible Preferred Stock of the Company (Series B Preferred) in conjunction with the Series B financing that took place on March 12, 2007. The outstanding principal of $2,000,000 and accrued interest of $111,452 on the Series B Notes was converted into 856,912 shares of Series B Preferred at $2.46 per share, or 80% of the price paid by the investors in the Series B financing, as provided for in the Series B note agreements. At this time, interest expense of $40,739 was recognized relating to the remaining discount on the notes payable, and interest expense of $527,837 was recognized relating to the 20% discount on the Series B Preferred conversion price.

On September 28, 2007, the Company entered into a Loan and Security Agreement with Pinnacle Ventures, L.L.C. (Pinnacle) in which it could borrow up to $3,750,000 prior to December 31, 2007, and an additional $3,750,000 on or prior to March 31, 2008. The loan accrues interest on the principal amount outstanding of each advance at the prime rate as of the date of such advance plus 1.5%, based upon a year of 360 days. Upon a drawdown of funds, payments are made monthly in advance, and consist of nine months of interest only, followed by 33 equal monthly payments of principal and interest. At the time of the final monthly payment for each borrowing, the Company will make a final payment equal to 2% of the original proceeds.

As part of the Loan and Security Agreement, Pinnacle was granted a first priority lien on all assets excluding intellectual property and a negative pledge on intellectual property. Pinnacle was also granted the right to invest up to 10% of the next round of private equity financing on the same terms as the other investors in that round. On December 27, 2007, the Company borrowed $3,750,000 at an interest rate of 8.75% and maturity date of June 1, 2011. On March 31, 2008, the Company borrowed $3,750,000 at an interest rate of 6.75% and maturity date of September 1, 2011.

In connection with the Loan and Security Agreement, the Company issued warrants to purchase 170,455 shares of Series B Convertible Preferred at an exercise price of $3.08. The warrants expire on September 28, 2017. The warrants were valued at $446,695 upon issuance using the Black-Scholes pricing model, and the Company recorded this value as a discount to the note, which is being amortized over the life of the note using the effective interest method. The Company was also required to pay a commitment fee in the amount of $30,000.

As of December 31, 2009, the outstanding note balance is $4,496,073, which is net of the discount of $96,136 relating to the warrants issued in connection with this debt (Note 12). The current portion of this outstanding balance is $2,678,484, which is net of the current portion of the discount of $82,548. Interest expense of $445,938 was recorded in 2009, and the outstanding balance of accrued interest was $29,471 at December 31, 2009.

Scheduled maturities of long-term debt at December 31, 2009 are as follows:

2010	$2,761,032
2011	1,831,177

Total principal payments	4,592,209
Less: Discount	96,136

Outstanding notes payable	$4,496,073

9. Convertible Notes Payable

On December 18, 2009, the Company executed Note Purchase Agreements and a Security Agreement (the Agreements) with certain investors (Bridge Financing Note Holders) for a principal amount of $600,000 (Bridge Financing Notes). The Agreements provide the Company may issue and sell Bridge Financing Notes in the aggregate principal amount of up to $3,000,000.

The Bridge Financing Notes bear interest payable annually at 10.5% per annum, based upon a year of 365 days, and are due the earlier of (i) demand on or after December 18, 2010 by holders of at least 60% of the principal balance, (ii) December 18, 2012, or (iii) occurrence of an event of default as defined in the agreement. In the event that the Company (i) issues and sells its equity for aggregate consideration of at least $6,000,000 (Qualified Financing), and (ii) the note has not been paid in full, then the entire outstanding principal and all unpaid accrued interest of the Bridge Financing Notes shall automatically convert into shares of the Company at a 25% discount on the Qualified Financing conversion price. The Bridge Financing Notes are secured by all of the Company’s assets. In conjunction with the execution of the Agreements, a Subordination Agreement was executed among the Bridge Financing Note Holders and Pinnacle stating the Bridge Financing Note Holders subordinate any security interest to Pinnacle, and shall not demand or receive payments until the Pinnacle debt is paid in full. As of December 31, 2009, the balance of the outstanding Bridge Financing Notes is $600,000, and accrued interest is $2,416.

10. Preferred Stock

During 2002, the Company issued 264,000 shares of its Series A Convertible Preferred Stock (Series A Preferred) to investors at $1.25 per share for net cash proceeds of $330,000. During 2003, the Company issued 600,000 shares of Series A Preferred to investors at $1.25 per share for net cash proceeds of $750,000.

In March 2007, the Company raised $15,000,000 by issuing 4,870,130 shares of Series B Convertible Preferred (Series B Preferred) at $3.08 per share. In conjunction with this financing, the outstanding principal of $2,000,000 and accrued interest of $111,452 on the Series B Notes was converted into 856,912 shares of Series B Preferred at $2.46 per share (Note 8).

In July 2008, the Company raised $18,050,000 by issuing 9,590,860 shares of Series C Convertible Preferred Stock (Series C Preferred) at $1.882 per share to both existing and new investors. Certain terms and conditions relating to the Company’s existing financing agreements were changed at that time.

The holders of Series A, B, and C Preferred Stock (the Preferred) have various rights and preferences as follows:

Conversion: The Preferred is convertible into the Company’s common stock at the option of the holder, at any time, based upon the conversion prices defined in the Restated Certificate of Incorporation dated July 14, 2008. The conversion prices are subject to adjustment upon the occurrence of certain dilutive events, such as a stock split.

In connection with the Series C Preferred financing, the conversion price of Series B Preferred was modified such that each share of Series B Preferred is convertible into 1.1797 shares of common stock, subject to future adjustment. Each share of Series A and Series C Preferred is convertible into common stock on a one-for-one basis, subject to future adjustment. The conversion prices of the Series A, Series B, and Series C Preferred are set at $1.25, $2.6109, and $1.882 per share, respectively.

Each share of the Preferred will automatically convert into shares of the Company’s common stock at the then-effective conversion prices upon: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock to the public at a price of at least $5.65 per share with net proceeds to the Company of not less than $30,000,000, or (ii) the written election of the holders of not less than a majority in voting power of the then-outstanding shares of Series A and Series B Preferred, or the then-outstanding shares of Series C Preferred to require such mandatory conversion.

Dividends: If declared, the holders of the Preferred will receive a dividend in an amount equal to the greater of (i) $.075, $.1848, and $.11292 per share for Series A, Series B, and Series C Preferred, respectively, per year from and after the date of issuance of the shares, or (ii) the product of the dividend payable on each share of common stock and the number of shares of common stock per share issuable upon conversion of the Series A, Series B, and Series C Preferred had they been converted immediately prior to the date of record for determination of holders entitled to receive such dividend. The higher of these two calculations would be the Series A, Series B, and Series C Preferred dividend. Dividends do not accrue on the Preferred and are not cumulative. There are no accrued dividends recorded at December 31, 2009, and no dividends have been declared.

Voting Rights: The holders of the Preferred are entitled to the number of votes equal to the number of common shares into which they are convertible. Except as otherwise provided by the Restated Certificate of Incorporation dated July 14, 2008, the preferred stockholders vote with the common stockholders as a single class on all actions to be taken by the stockholders of the Company.

Liquidation Rights Upon Liquidation, Dissolution, or Winding Up: In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series C Preferred shall be entitled to be paid first, out of the assets of the Company available for distribution to holders of the Company’s capital stock of all classes, before payment or distribution of any of such assets to the holders of any other class or series of the Company’s capital stock designated to be junior to the Series C Preferred, an amount equal to $1.882 per share (which amount shall be subject to adjustment for certain dilutive events such as a stock split), plus all dividends declared but unpaid. After the payment of all preferential amounts required to be paid to the holders of Series C Preferred, Series A and Series B Preferred holders shall be entitled to be paid an amount equal to $1.25 and $3.08, respectively (which amount shall be subject to adjustment for certain dilutive events such as a stock split), plus all dividends declared but unpaid.

As of December 31, 2009, the Company had 864,000 shares of Series A Preferred, 5,727,042 shares of Series B Preferred, and 9,590,860 shares of Series C Preferred outstanding.

11. Stock Option Plan

In March 2007, the Company established its 2007 Equity Incentive Plan. Along with its 2005 Stock Option and Incentive Plan, the Company reserved up to 3,106,300 shares of common stock for issuance to employees, directors, consultants, or advisors.

In 2008, the Company increased its shares of common stock reserved for issuance by 2,468,500, for a total of 5,574,800.

The Board of Directors of the Company has determined the fair value of the Company’s common stock in its good faith judgment at each option grant date under the Plan, considering a number of factors, including the financial and operating performance of the Company, recent transactions in the Company’s common stock, if any, the values of similarly situated companies, and the lack of marketability of the Company’s common stock.

A summary of option activity for the years ended December 31, 2008 and 2009 is as follows:

	Options	Weighted- Average Exercise Price
Outstanding at January 1, 2008	2,599,437	$1.43
Cancelled	—	—
Granted	2,269,500	.89
Exercised	—	—
Forfeited	(587,214)	1.22

Outstanding at December 31, 2008	4,281,723	1.17
Cancelled	—	—
Granted	215,000	.44
Exercised	—	—
Forfeited	(732,120)	1.07

Outstanding at December 31, 2009	3,764,603	$.25

On November 10, 2008, the Company elected to extend the exercise period for those vested stock options held by four individuals from three months following the termination of employment to one year following the termination of employment. The Company determined, using the Black-Scholes option pricing model, that there were incremental costs of $1,161 associated with the modifications, and recorded this expense in 2008.

On July 23, 2009, the Company elected to reprice certain stock options held by thirty-two employees and three directors. The Company determined, using the Black-Scholes option pricing model, that there were incremental costs of $218,797 associated with the modifications. In accordance with the current US GAAP authoritative guidance on stock-based compensation, the portion of the incremental costs related to vested options has been recognized in the current year, and the balance is being amortized over the remaining vesting period.

The following table summarizes information about stock options outstanding at December 31, 2009:

	Options Outstanding		Options Exercisable
Exercise Price	Number	Weighted- Average Remaining Contractual Life (Years)	Number	Weighted- Average Remaining Contractual Life (Years)
$0.19	3,601,103	8.01	1,996,990	7.62
0.81	10,000	8.76	10,000	8.76
1.25	11,000	5.50	11,000	5.50
1.40	102,500	8.23	97,293	8.18
2.00	40,000	6.32	30,000	6.32

	3,764,603	7.99	2,145,283	7.62

The weighted-average life and intrinsic value of all outstanding options at December 31, 2009 was 7.99 years and $0, respectively, and at December 31, 2008 was 8.87 years and $0, respectively. The weighted-average life and intrinsic value of vested options at December 31, 2009 was 7.62 years and $0, respectively, and at December 31, 2008 was 8.16 years and $0, respectively. As of December 31, 2009, the exercise price of all outstanding options was above fair market value, and therefore, the options had no intrinsic value. There were no stock options exercised during 2009.

As of December 31, 2009 and 2008, there was $630,096 and $1,516,128, respectively, of total unrecognized compensation cost, after estimated forfeitures, relating to unvested share-based awards expected to be recognized over a weighted-average period of 2.44 years and 2.3 years, respectively. The total value of shares vested during the years ended December 31, 2009 and 2008 was $877,154 and $662,831, respectively. The fair value of shares forfeited in 2009 was $465,623.

12. Warrants

During 2006, in connection with its Series B Notes financing, the Company issued warrants to purchase 154,440 shares of common stock at an exercise price of $2.59 per share. These warrants were not exercised and expired on April 4, 2009. The warrants were valued at $54,203 upon issuance by using a Black-Scholes pricing model, and were recorded as a discount against the Series B Notes balance. Interest expense of $13,464 was recognized in 2006 relating to the accretion of the discount on the notes payable. During 2007, the Series B Notes were converted into Series B Preferred in conjunction with the Series B financing (Note 8). At that time, the remaining $40,739 in interest expense was recognized.

During 2007, in connection with its Loan and Security Agreement, the Company issued warrants to purchase 170,455 shares of Series B Convertible Preferred shares at an exercise price of $3.08 per share. The warrants expire on September 28, 2017. The warrants were valued at $446,695 upon issuance by using a Black-Scholes pricing model, and are recorded as a discount against the note balance. Interest expense relating to the accretion of the discount on the note payable was $153,666 and $196,893 for the years ended December 31, 2009 and 2008, respectively.

A summary of warrant activity for the years ended December 31, 2008 and 2009 is as follows:

	Common Stock Warrants	Series B Convertible Preferred Stock Warrants
Outstanding at January 1, 2008	154,440	170,455
Granted	—	—
Exercised	—	—
Forfeited	—	—

Outstanding at December 31, 2008	154,440	170,455
Granted	—	—
Exercised	—	—
Forfeited	(154,440)	—

Outstanding at December 31, 2009	—	170,455

Each Series B Convertible Preferred stock warrant represents the right to purchase one share of the Company’s Series B Convertible Preferred Stock.

13. Commitments and Contingencies

The Company leases its facilities and certain office equipment under operating lease agreements which expire in various periods through 2012. Future minimum payments under the operating leases consist of the following at December 31, 2009:

2010	$161,597
2011	163,949
2012	2,634

Total minimum lease payments	$328,180

Total rent expense was approximately $162,000, $225,000, $147,000 for the years ended December 31, 2009, 2008, and 2007, respectively.

In the ordinary course of business, the Company is involved in certain legal proceedings. Although the outcome of such matters cannot be predicted with certainty, and some matters may be disposed of unfavorably to the Company, management does not believe it is probable that the disposition of any current matters will have a material adverse effect on the Company’s financial statements.

14. Segment Information

The Company identifies operating segments as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The Company’s chief decision-maker is a combination of the Chief Executive Officer and the Chief Financial Officer. The Company views its operations and manages its business as one segment, aesthetic treatment products and services.

The following table represents total revenue by geographic destination for the year ended December 31, 2009 and 2008. The Company generated $0 revenue for the year ended December 31, 2007:

	2009	2008
United States	$1,778,952	$2,405,525
Europe	712,927	356,746
Middle East	445,000	30,000
Asia / Pacific	181,000	—
South America	1,148,500	80,000
Other	292,441	129,000

	$4,558,820	$3,001,271

15. Restructuring Charges

The Company executed a reduction in force of eight employees in April 2009, and 14 employees in November 2008. Employees were provided certain termination benefits. Restructuring charges were recorded in the statements of operations for severance and related costs.

The activity in the Company’s restructuring accrual for the years ended December 31, 2009 and 2008 is as follows:

Restructuring Charges
Balance as of January 1, 2008	$—
Employee severance pay and related costs	218,185
Cash paid related to employee severance and other costs	(100,185)

Balance as of December 31, 2008	118,000
Employee severance pay and related costs	30,990
Cash paid related to employee severance and other costs	(148,990)

Balance as of December 31, 2009	$—

16. Subsequent Events

The Company evaluated events that occurred subsequent to December 31, 2009, for recognition or disclosure in the Company’s financial statements. The Company performed its subsequent event review through April 23, 2010, representing the date at which these financial statements were issued.

In March 2010, the Company entered into a co-marketing and sales agreement with Med-Surge Advances, LLC, doing business as Osyris Medical USA (Osyris). The companies will be collaborating on specific marketing, public relations, and trade show events to target dermatologists, plastic surgeons, and medical spas. Osyris will be added to the current distribution network in the US for products from the Company. Additionally, the Company will provide certain sales support on certain Osyris product offerings.

In the first quarter of 2010, the Company issued additional Bridge Financing Notes to certain investors for a principal amount of $1,900,000. As of April 23, 2010, the balance of the outstanding Bridge Financing Notes is $2,500,000.